UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Voya Financial, Inc.
(Name of Registrant as Specified in its Charter)

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May 18, 2023

Dear Voya Shareholders:

This letter supplements our letter filed on May 11 and our proxy statement filed on April 11. As you consider your “Say-on-Pay” vote ahead of our Annual Meeting on May 25, we would like to provide the following additional information to clarify important features of (1) the performance share unit (PSU) portion of our July 2022 one-time awards and (2) our short- and long-term incentive plans:

One-time PSU awards granted to promote a smooth CEO leadership transition have significant deferral periods, and their value depends on stock price after vesting

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The PSUs awarded to the executive team were intended to focus Heather Lavallee, then CEO-elect, on achieving business objectives resulting in stock price appreciation, retain the executive team over the next three years, and help them build meaningful stock ownership.

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The PSUs were designed to incentivize significant and sustained stock performance. Targets were set at absolute stock prices significantly above Voya’s $59.55 stock price on the grant date. In addition, the awards can only be earned over a three-year period if the daily volume weighted average stock price over a trailing 30-day trading period equals or exceeds stock price targets ranging from $69.10 to $119.10.

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Earned PSUs are subject to a deferral period of one to three years, and the value realized depends on the stock price after vesting, not the stock price target when they are earned. These features help align the awards with shareholder interests and long-term share price appreciation as opposed to short-term spikes.

•	The following table illustrates Heather Lavallee’s PSU award:

Segment	Stock Price Target	PSU Earned	Vesting
1	$69.10	16,792	•	No PSUs can be earned prior to July 1, 2023
2	$79.10	16,792	•	PSUs earned between July 1, 2023 and
3	$89.10	16,793		June 30, 2024 will vest on June 30, 2025
4	$99.10	16,793	•	PSUs earned between July 1, 2024 and
5	$109.10	16,793		June 30, 2025 will vest on one-year
6	$119.10 (2x grant price)	16,793		anniversary of target achievement date

Performance targets for short-term incentives are aligned with shareholder interests

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As noted in our proxy statement, funding for 2022 annual cash incentive awards was based on our financial performance under three financial measures: adjusted operating earnings (50%), adjusted operating return on allocated capital (35%), and strategic indicators (15%). With respect to strategic indicators, each one is assessed against its target at year-end based on a five-point scale, with 3 indicating that performance met the target. For 2022, strategic indicators received an overall rating of 3.5 based on a scorecard approach which translated into 117% of target. The 3.5 rating was based on achievement of commercial goals set at our 2021 investor day, elimination of stranded costs ahead of schedule, and furthering of DEI/ESG and strategic initiatives.

Voya.com

May 18, 2023

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Our 2022 adjusted operating earnings targets were consistent with investor expectations, even though they were below 2021 actual results. Our actual 2021 adjusted operating earnings were higher than our 2021 target due to approximately $450 million of net alternative investment performance above our 9% long-term assumption. As a result, we set our 2022 targets based on alternative investment performance in line with our long-term assumption. Our 2022 targets were approximately 12% higher than 2021 targets, which represents meaningful earnings growth normalizing for our long-term alternative investment performance assumption.

Performance targets for long-term incentives are aligned with shareholder interests

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Long-term Incentive Components: The long-term incentives granted to our executives are designed to drive long-term performance, enhance retention, and align with shareholder interests. The awards are granted in a mix of PSUs (55%) and restricted stock units (45%), and both vest over three years.

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PSU Targets: As noted in our proxy statement, for long-term incentive awards that were granted in 2020 and vested in 2023, the PSU targets were based on three financial measures: relative total shareholder return (50%), adjusted operating earnings per share (30%), and adjusted operating return on equity (20%). The three-year targets for each measure, together with actual company performance compared to those targets, were disclosed in our proxy statement. However, for PSUs that have been granted but not yet vested, we do not disclose targets for competitive reasons.

•	Cap for Negative Absolute TSR: If our absolute total shareholder return is negative, the performance factor attributable to relative total shareholder return (50%) cannot exceed 100%.

We appreciate the engagement of our shareholders and the opportunity to clarify these important points in response to feedback we have received. We hope that this additional information is helpful as you assess this year’s “Say-on-Pay” proposal and the executive compensation plans that have been key to our success in creating value for our shareholders. We look forward to receiving your support at the Annual Meeting and encourage you to submit your vote either online, by phone, or by mail via the previously mailed proxy or voting instruction card.

/s/ Ruth Ann Gillis

Ruth Ann Gillis
Chair, Compensation, Benefits, and Talent Management Committee

Voya.com